CONSENT OF SCOTT PETSEL

I consent to the incorporation by reference in this Registration Statement on Form S-8 of NovaCopper Inc., which is being filed with the United States Securities and Exchange Commission, of the references to my name and the use of the technical information included in the “Arctic Project – Current Activities”, “Bornite Project – Recent Developments” and “Management’s Discussion and Analysis” sections of NovaCopper Inc.’s Annual Report on Form 10-K for the year ended November 30, 2012.

DATED: May 22, 2013

/s/ Scott Petsel
Name: Scott Petsel